Exhibit 99.1


     J.D. Sherman Joins AMIS Holdings, Inc.'s Board of Directors


    POCATELLO, Idaho--(BUSINESS WIRE)--Aug. 20, 2007--AMIS Holdings, Inc. (NASDAQ:AMIS), parent company of AMI Semiconductor, a leading designer and manufacturer of state-of-the-art mixed-signal and digital products for the automotive, medical, industrial and military/aerospace sectors, today announced that on August 15, 2007, J.D. Sherman was appointed to its board of directors and will also serve on the board's audit committee and its nominating and corporate governance committee.

    "I am very pleased that J.D. has joined our board of directors," said Christine King, CEO. "His proven leadership skills combined with his strong financial expertise, semiconductor experience and general technology background make him a great addition to our board of directors."

    Mr. Sherman is currently chief financial officer of Akamai Technologies, Inc. Prior to Akamai, he served as the chief financial executive of IBM's $21 billion Systems and Technology Group. During his 15-year career at IBM, Mr. Sherman held a number of senior executive positions in Finance, including vice president, finance and planning, zSeries Server Division, and assistant controller of IBM Corporate Financial Strategy and Budgets. He also served as chief financial officer for CommQuest, a 100%-owned subsidiary in the wireless semiconductor design industry, acquired by IBM in March of 1998.

    Mr. Sherman has an M.B.A. from the University of Chicago and a B.A. in Economics from Emory University.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art mixed-signal and digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.


    CONTACT: AMI Semiconductor
             Investor Relations Contact:
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             Media Relations Contact:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com